AMY  M.  TROMBLY,  ESQ.
1320  Centre  Street,  Suite  202
Newton,  MA  02459
(617)243-0060

April  26,  2006

DNAPrint  Genomics,  Inc.
900  Cocoanut  Avenue
Sarasota,  FL  34236

Re:  Registration  Statement  on  Form  SB-2

Gentlemen:

I have acted as counsel to DNAPrint Genomics, Inc., a Utah corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2, Registration No. 333-133168 (the "Registration Statement"), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, up to 600,000,000 shares of its common stock, par value $.01 per share (the "Shares") which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company's Restated Articles of Incorporation, By-laws and such other records of the corporate proceedings of the Company and certificates of the Company's officers as I deemed relevant; and the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, I am of the opinion that, once (i) the Registration Statement, as amended, has become effective under the Securities Act, (ii) the Shares have been issued as contemplated by the Registration Statement, and (iii) the Company has received the consideration in the manner described in the Registration Statement, the Shares will be duly and validly issued, fully paid and non-assessable shares of the Common Stock.

My opinion is limited to the Utah Revised Business Corporation Act and the federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and even though the Securities may be issued from time to time on a delayed or continuous basis, I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.

Very  truly  yours,

/s/  Amy  Trombly,  Esq.
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Amy  Trombly,  Esq.